Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF TENDER OFFER AND CONSENT SOLICITATION FOR 7.25% SENIOR SUBORDINATED NOTES DUE 2011 OF AMERICAN TOWERS, INC.

Boston, Massachusetts – May 22, 2007 – American Tower Corporation (NYSE: AMT) announced today that its wholly owned subsidiary, American Towers, Inc. (the “Company”), has completed its previously announced tender offer for any and all of its $325,075,000 outstanding aggregate principal amount of 7.25% Senior Subordinated Notes due 2011 (the “Notes”) and related consent solicitation.

A total of $324,787,000 in aggregate principal amount of Notes (approximately 99.9%) were tendered prior to the expiration date of midnight, New York City time, on May 18, 2007. The Company has accepted for purchase all Notes tendered pursuant to the tender offer and consent solicitation, resulting in a total payment (including amounts previously paid) of $349.5 million, including approximately $10.2 million in accrued and unpaid interest, to holders of the Notes. On May 7, 2007, the Company announced the execution of the supplemental indenture effecting certain amendments to the indenture governing the Notes. The amendments modified or eliminated substantially all of the restrictive covenants and eliminated certain events of default contained in the indenture.

The Company retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer and consent solicitation.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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